F. Opinion of Counsel

                                                                                                                       May 16, 2001

Securities and Exchange Commission
450 5th Street, NW
Washington, DC 20549

Gentlemen:

Referring to post-effective amendment No. 5 to the application-declaration on Form U-1 previously filed by Allegheny Energy, Inc. et. al. ("Allegheny Energy") under the Public Utility Holding Company Act of 1935, as amended, in File No. 70-9627, I have examined or caused to be examined such documents and questions of law as I deemed necessary to enable me to render this opinion. I understand that the actions taken in connection with the proposed transactions will be in accordance with the application-declaration, as amended; that all amendments necessary to complete the above-mentioned application-declaration will be filed with the Commission; and that all other necessary corporate action by the Board of Directors and officers in connection with the described transaction has been or will be taken prior thereto.

Based upon the foregoing, I am of the opinion that if said application-declaration, as amended, is granted and permitted to become effective and the transactions proposed in post-effective amendment No. 5 are consummated in accordance therewith: (a) all required state laws applicable to the proposed transactions will have been complied with; (b) each issuer of membership interests is validly organized and duly existing; c) Allegheny Energy Supply Company, LLC ("Genco") will legally acquire all membership interests of AE Units 1 and 2, LLC ("AEU") and Allegheny Energy will legally acquire all membership interests of Green Valley Hydro, LLC, as described in File No. 70-9627; and (d) the consummation of the proposed transactions will not violate the legal rights of the holders of any of the securities issued by Allegheny Energy or by any associate or affiliate company.

With regards to applicable state laws, I am of the opinion that the order of the Virginia State Corporation Commission dated December 14, 2000 and filed as Exhibit D-8 with this application-declaration, as amended, constitutes full state approval with regards to the transfer of the VA Hydro assets as currently proposed.

I consent to the use of this Opinion as part of the application-declaration, as amended, that has been filed by Allegheny Energy in File No. 70-9627.

Sincerely,

/S/ ANTHONY WILSON

Anthony Wilson

Senior Attorney

Allegheny Energy Service Corporation